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EXHIBIT 99.2

For Immediate Release
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                   OHIO CASUALTY CORPORATION
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             ELIMINATES CURRENT QUARTERLY DIVIDEND
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FAIRFIELD, Ohio, February 8, 2001  --- Ohio Casualty Corporation (Nasdaq:OCAS)
today announced the elimination of its current quarterly dividend.

The Board of Directors believes this decision is in the best long-term interests of the Corporationand its shareholders and is consistent with recent efforts to strengthen the financial position of the Corporation.

Corporate profile

Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty subsidiary companies that make up Ohio Casualty Group. Ohio Casualty Group is among the top 40 property and casualty insurance groups in the country, offering businesses and individuals a range of property-casualty products. The Group is active in more than 40 states, operates primarily through the independent agency system, and has written premiums of $1.51 billion. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS. Ohio Casualty Corporation has assets of approximately $4.49 billion.

Ohio Casualty Corporation publishes forward-looking statements relating to such matters as anticipated financial performance, business prospects and plans, regulatory developments and similar matters. The statements contained in this news release that are not historical

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information, are forward-looking statements. The Private Securities
Litigation Reform Act of 1995 provides a safe harbor under The Securities
Act of 1933 and The Securities Exchange Act of 1934 for forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Corporation's business and the results of the acquisition described herein, include the following: changes in property and casualty reserves; catastrophe losses; premium and investment growth; product pricing environment; availability of credit; changes in government regulation; performance of financial markets; fluctuations in interest rates; availability and pricing of reinsurance; litigation and administrative proceedings; Year 2000 issues; ability of Ohio Casualty to integrate and to retain the business acquired from the Great American Insurance Company, and general economic and market conditions.

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